Exhibit 99.2

Life Time Names Erik Weaver Chief Financial Officer
CHANHASSEN, Minn. (August 1, 2024) – Life Time Group Holdings, Inc. (“Life Time,” “we,” “our,” or the “Company”) (NYSE: LTH) today announced that Erik Weaver has been appointed Executive Vice President & Chief Financial Officer effective today, August 1, 2024. Mr. Weaver had served as the Company’s Interim Chief Financial Officer since January 1, 2024.
Mr. Weaver joined the Company in 2004 and has served in increasing roles of responsibility, including as the Company’s Assistant Controller from 2016 to 2018, as Vice President and Controller from 2018 to April 2022 and as Senior Vice President and Controller, as well as principal accounting officer, since April 2022. As Senior Vice President and Controller, he was responsible for the Company’s accounting, financial reporting and tax functions. His financial leadership has played an important role in positioning the Company for growth. Mr. Weaver holds a Master of Business Administration from Hamline University and earned a B.S. degree in accounting from St. Cloud State University.
Commenting on Weaver’s appointment, Life Time Founder, Chairman and Chief Executive Officer, Bahram Akradi, said, “I’m pleased to announce Erik as our Chief Financial Officer. He has served the Company well for more than two decades and has excelled most recently while serving as both our Chief Accounting Officer and as our interim Chief Financial Officer. After a thorough search process, our Board of Directors and I unanimously agreed that Erik is the best candidate for this position and our Company. I look forward to his continued financial leadership as part of our executive team.”
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About Life Time
Life Time (NYSE: LTH) empowers people to live healthy, happy lives through its portfolio of more than 170 athletic country clubs across the United States and Canada. The health and wellness pioneer also delivers a range of healthy way of life programs and information via its complimentary Life Time Digital app. The Company’s healthy living, healthy aging, healthy entertainment communities and ecosystem serve people 90 days to 90+ years old and is supported by a team of more than 45,000 dedicated professionals. In addition to delivering the best programs and experiences through its clubs, Life Time owns and produces nearly 30 of the most iconic athletic events in the country.
Contacts:
Investors: Ken Cooper, Investor Relations // kcooper2@lt.life or 952-406-2322
Media: Jason Thunstrom, Corporate Communications // jthunstrom@lt.life or 952-229-7435